As filed with the Securities and Exchange Commission on June 15, 2026

Registration No. 333-_____
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RYDER SYSTEM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Florida
(State or Other Jurisdiction of Incorporation or Organization)

59-0739250
(I.R.S. Employer Identification No.)

2333 Ponce de Leon Blvd., Suite 700 Coral Gables, Florida (Address of Principal Executive Offices)	33134 (Zip Code)
Ryder System, Inc. 401(k) Savings Plan
(Full title of the plan)
Robert D. Fatovic
Executive Vice President, Chief Legal Officer and Corporate Secretary
Ryder System, Inc.
2333 Ponce de Leon Blvd., Suite 700
Coral Gables, Florida 33134
(305) 500-3726
(Name, address and telephone number, including area code, of agent for service)

with a copy to:
Catherine M. Clarkin
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
(212) 558-4000
Indicate by check mark whether the registrant is a large accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

INTRODUCTORY NOTE

Ryder System, Inc. (“the Company”) is registering 2,500,000 additional shares of the Company’s common stock authorized for issuance under the Ryder System, Inc. 401(k) Savings Plan (the “401(k) Plan”) at any time and from time to time. On May 15, 2006 and May 3, 2019, the Company filed registration statements on Form S-8 (File Nos. 333-134113 and 333-231208) with the Securities and Exchange Commission (the “Commission”) in order to register shares of the Company’s common stock and interests issuable under the 401(k) Plan. In accordance with the requirements of General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement with respect to the 401(k) Plan will be sent or given to all persons who participate in the 401(k) Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference
The following documents, filed by the Company with the Commission, are hereby incorporated by reference (other than information in a report or document that is “furnished” or otherwise not filed pursuant to the applicable rules and regulations of the Commission):

Commission Filing (File No. 1-4364)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year ended December 31, 2025
The Ryder System, Inc. 401(k) Savings Plan Annual Report on Form 11-K	Year ended December 31, 2024
Current Reports on Form 8-K	January 23, 2026 and May 4, 2026
Definitive Proxy Statement on Schedule 14A	March 11, 2026
The description of the Company’s common stock set forth in Exhibit 4.6 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed on February 11, 2026, including any amendment or report filed for the purpose of updating such description.	February 11, 2026
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold.	After the date of this Registration Statement
Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01 of Form 8-K.

Item 4.    Description of Securities
The Common Stock is registered under Section 12(b) of the Exchange Act.
Item 5.    Interests of Named Experts and Counsel
Certain legal matters with respect to the offering of the shares of common stock registered hereby have been passed upon by David Beilin, Esq., Senior Associate General Counsel of the Company. Mr. Beilin owns and holds shares of common stock of the Company.
Item 6.    Indemnification of Directors and Officers
Under Section 607.0831 of the Florida Business Corporation Act, as amended (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision to take or not to take action, or any failure to take any action, unless (a) the director breached or failed to perform his or her duties as a director, and (b) the director’s breach of, or failure to perform, those duties constitutes: (1) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (2) a circumstance under which the transaction at issue is one from which the director derived an improper personal benefit, either directly or indirectly, (3) a circumstance under which the liability provisions of Section 607.0834 are applicable, (4) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful or intentional misconduct, or (5) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.

Under Section 607.0851 of the FBCA, a corporation has power to indemnify any person who is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation against liability incurred in connection with such proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not meet the relevant standard of conduct described in Section 607.0851 of the FBCA. A corporation also has the power to indemnify a director or an officer in connection with a proceeding by or in the right of the corporation for expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation.
The FBCA also provides, under Section 607.0852, that a corporation must indemnify an individual who is or was a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the individual was a party because he or she is or was a director or officer of the corporation against expenses incurred by the individual in connection with the proceeding. Further, under Section 607.0853 of the FBCA, a corporation may, before final disposition of a proceeding, advance funds to pay for or reimburse expenses incurred in connection with the proceeding if the director or officer delivers to the corporation a signed written undertaking of the director or officer to repay any funds advanced if: (a) the director or officer is not entitled to mandatory indemnification under Section 607.0852; and (b) it is ultimately determined that the director or officer has not met the relevant standard of conduct described in Section 607.0851 or the director or officer is not entitled to indemnification under Section 607.0859 (as described below).

Under Section 607.0858 of the FBCA, the indemnification and advancement of expenses provided pursuant to Sections 607.0851, 607.0852 and 607.0853 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors or officers under any provision of its articles of incorporation or bylaws or any agreement, vote of shareholders or disinterested directors, or otherwise. However, under Section 607.0859, indemnification or advancement of expenses shall not be made to or on behalf of any director or officer if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) willful or intentional misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder; (b) a transaction in which the director or officer derived an improper personal benefit; (c) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; or (d) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable.

Article VIII of the Company’s Restated Articles of Incorporation provides that the Company has the power to indemnify its directors, officers and other employees to the full extent permitted by law and to make any other further indemnification, except as prohibited by law, under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Article XII of the Company’s bylaws provides that the Company shall indemnify to the fullest extent permitted by current or future legislation or current or future judicial or administrative decisions (to the extent such future legislation or decisions permit the Company to provide broader indemnification rights than permitted prior to such legislation or decisions), each person (including the heirs, executors, administrators or the estate of such person) who was or is a party, or is threatened to be made a party, or was or is a witness to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) against any liability (including any judgment, settlement, penalty or fine) or cost, charge or expense (including attorneys’ fees) by reason of the fact that such indemnified person is or was a director, officer or employee of the Company, or is or was an agent as to whom the Company has agreed to grant such indemnification, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including serving as a fiduciary of any employee benefit plan) or is serving as an agent of such other corporation, partnership, joint venture, trust or other enterprise as to whom the Company has agreed to grant such indemnity. The Company has entered into an indemnity agreement with each of its independent directors to indemnify them to the fullest extent permitted by applicable law against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, or on such director’s behalf, arising out of his or her service as a director.
Item 7.    Exemption from Registration Claimed
Not applicable.
Item 8.    Exhibits
The Exhibits are listed in the Exhibit Index.
The Company will submit or has submitted the 401(k) Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.    Undertakings
The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 15, 2026.

RYDER SYSTEM, INC.

By:	/s/ John J. Diez
	Name:	John J. Diez
	Title:	Chief Executive Officer

Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert D. Fatovic, David M. Beilin and Laura Zapata-Kim, the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John J. Diez John J. Diez	Chief Executive Officer (Principal Executive Officer)	June 15, 2026
/s/ Cristina Gallo-Aquino Cristina Gallo-Aquino	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 15, 2026
/s/ Jay Anderson Jay Anderson	Vice President and Controller (Principal Accounting Officer)	June 15, 2026
/s/ Robert E. Sanchez Robert E. Sanchez	Executive Chair	June 15, 2026
/s/ Robert J. Eck Robert J. Eck	Director	June 15, 2026
/s/ Robert A. Hagemann Robert A. Hagemann	Director	June 15, 2026
/s/ Michael F. Hilton Michael F. Hilton	Director	June 15, 2026
/s/ Tamara L. Lundgren Tamara L. Lundgren	Director	June 15, 2026
/s/ Luis P. Nieto, Jr. Luis P. Nieto, Jr.	Director	June 15, 2026
/s/ David G. Nord David G. Nord	Director	June 15, 2026
/s/ Tammy Romo Tammy Romo	Director	June 15, 2026
/s/ Dmitri L. Stockton Dmitri L. Stockton	Director	June 15, 2026
/s/ Charles M. Swoboda Charles M. Swoboda	Director	June 15, 2026

The Plan
Pursuant to the requirements of the Securities Act of 1933, the persons who administer the Ryder System, Inc. 401(k) Savings Plan have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on June 15, 2026.

RYDER SYSTEM, INC. 401(K) SAVINGS PLAN

By:	/s/ Francisco Lopez, Jr.
	Name:	Francisco Lopez, Jr.
	Title:	Executive Vice President and Chief Human Resources Officer

Exhibit Index

Exhibit Number	Exhibits
4.1
The Ryder System, Inc. Restated Articles of Incorporation dated May 3, 2019 (conformed copy incorporating all amendments through May 3, 2019) is incorporated by reference to Exhibit 3.1 to Ryder’s Quarterly Report on Form 10-Q, filed with the Commission on May 9, 2019.

4.2
The Ryder System, Inc. By-Laws, as amended through October 9, 2024, are incorporated by reference to Exhibit 3.1 to Ryder's Quarterly report on Form 10-Q, filed with the Commission on October 24, 2024.

5.1	Opinion of David M. Beilin, Senior Associate General Counsel of Ryder System, Inc., regarding the legality of the common stock being registered.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of David M. Beilin, Senior Associate General Counsel of Ryder System, Inc. (included in Exhibit 5.1).
23.3	Consent of BDO USA, P.C.
24.1	Power of Attorney (included on signature page).
99.1	The Ryder System, Inc. 401(k) Savings Plan.
107	Filing Fee Table.